Far East Energy Announces Extension of Deadline in Arrow Agreement,
Senior Management Change, and Further Exploration of Two New Coal Seams

Houston, Texas – October 7, 2009 - Far East Energy Corporation (OTC BB: FEEC) today announced that the terms of its Farmout Agreement with Arrow Energy International Pte Ltd covering its Qinnan Block PSC in Shanxi Province, China, have been amended to provide, among other things, that requisite approvals from Chinese authorities must be received and other conditions must be satisfied by November 20, 2009 rather than by October 15, 2009.

“The transition process has taken longer than anticipated,” said Michael R. McElwrath, CEO of Far East, “and this extension will hopefully allow Arrow and Far East to secure the necessary approvals, and to then move forward as rapidly as possible with the desired drilling program.”

Effective October 15, 2009, Phil Christian, the COO of Far East, is departing to pursue another career opportunity as General Manager of the Asia Pacific region for one of the world’s pre-eminent international drilling contractors.  Most of his duties will be assumed by Bob Hockert, Operations Manager for Far East.

Mr. Hockert has spent most of his 29-year career in the coalbed methane industry and, for 10 years before joining Far East, owned and operated a coalbed methane company in the Powder River Basin, as well as an oil and gas service company focused upon providing a complete CBM  package including leasing, geological evaluation, drilling, completion, gathering, commodity sales and lease operations.  Prior to that experience, Mr. Hockert served as Senior Manager of the Halliburton District in Western Siberia from1993 to1998, as well as serving in numerous other positions in the industry.

“I leave Far East with mixed emotions,” said Christian. “To my view, Far East is well-positioned with solid CBM acreage under contract in a market that bears a huge demand for the resource.  We’ve accomplished a great deal during my time with the company, setting the operational and strategic stage for Far East’s success going forward.  However, I’ve been presented an excellent opportunity for my family and career which could not be ignored.”

Christian continued, “I’m proud to have played a role in getting Far East to this point and I have great confidence that Bob Hockert, having a wealth of experience in CBM exploration and production, is the right person to lead the operation to commercial gas sales.  I put my own money, as well as my time, into Far East Energy. I continue to own Far East stock and will be tracking the company’s progress with keen interest.”

“It is with sadness that we accept Phil’s departure,” said McElwrath.  “Phil was the primary architect of the Arrow deal that was executed in March, and has been continuing to focus on our corporate goal of developing significant strategic partnerships.  Under his leadership, our operations in China have seen continued improvement in exploration success, capital efficiency and gas production.  Bob Hockert has been Phil’s operational lead as we accomplished the critical goal of achieving gas production from multiple coal seams in Shouyang, as well as major improvements in operational efficiency.  I am confident that we will not miss a beat under Bob’s leadership.  I have enjoyed working with Phil, and wish him all the best in his new endeavor.”

Far East also announced plans to expand its exploration efforts in two new coal seams in its Shouyang Block in Shanxi Province, China.  Previously, on September 8, 2009, Far East announced that it may have discovered a second coal seam, the # 9 coal seam, capable of significant gas production.  Additionally, Far East discovered that the drainage of water caused by local mining activity may have liberated significant volumes of gas in the #3 coal seam in the 1H Pilot Area of the Shouyang Block.  As a result of these developments, Far East is preparing to commence three new fracture stimulations in the #9 seam to verify its production characteristics and potential long term production capacity.  Far East will also attempt to reenter a well to test the # 3 coal seam to assist the company in determining whether there is a third productive seam in its 1H Pilot Area.

“Obviously, we are excited about the possibility of having three productive seams in the Shouyang Block given the impact that could have upon economics,” said McElwrath.

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Far East Energy Corporation and its management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the gas produced at our wells may not increase to commercially viable quantities or may decrease; certain of the proposed transactions with Arrow may not close on a timely basis or at all, including due to a failure to satisfy closing conditions or otherwise; the anticipated benefits to us of the transactions with Arrow may not be realized; the final amounts received by us from Arrow may be different than anticipated; Chinese Ministry of Commerce (MOFCOM) may not approve the extensions of the Qinnan Production Sharing Contract (Qinnan PSC) on a timely basis or at all; PetroChina or MOFCOM may require certain changes to the terms and conditions of the Qinnan PSC in conjunction with their approval of any extension; our lack of operating history; limited and potentially inadequate management of our cash resources; risk and uncertainties associated with exploration, development and production of CBM; expropriation and other risks associated with foreign operations; disruptions in capital markets effecting fundraising; matters affecting the energy industry generally; lack of availability of oil and gas field goods and services; environmental risks; drilling and production risks; changes in laws or regulations affecting our operations, as well as other risks described in our Annual Report on Form 10-K for 2008 and subsequent filings with the Securities and Exchange Commission.